UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Axon Enterprise, Inc.
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On January 3, 2019, Axon Enterprise, Inc. (“Axon”) issued the following press release announcing employee elections pursuant to the Axon Enterprise, Inc. 2019 Stock Incentive Plan (the "Plan") that will be used to grant Axon’s employees awards of eXponential stock units ("XSUs"). XSUs are a special type of performance-based restricted stock unit award modeled on the performance option award granted to Axon’s Chief Executive Officer and Founder, Patrick W. Smith. Mr. Smith's award was approved by Axon's shareholders at the Company's 2018 Annual Meeting. The Plan is subject to approval at a special meeting of Axon’s shareholders to be held on February 12, 2019.

Axon Employees Commit $75 Million into eXponential Stock Performance Plan

Over 300 Employees Elect to Allocate a Portion of their Annual Compensation into Shareholder-Aligned Plan

SCOTTSDALE, Ariz., January 3, 2019 — Today, Axon (Nasdaq: AAXN), the global leader in connected public safety technologies, announced the participation of its employees in the eXponential Stock Performance Plan (XSPP) announced last month. The XSPP is a unique compensation plan that gives employees a new opportunity to align their pay directly with value creation for shareholders.

All U.S. employees have received awards of 60 performance-vesting stock units under the plan, and more than 300 employees elected to allocate a portion of their on-target earnings (OTE) into the plan over the next nine years. In total, employees chose to allocate approximately $75 million of guaranteed compensation over the next nine years into at-risk performance-based restricted stock units.

The XSPP vesting schedule uses the same milestones as those set for the CEO Performance Award granted in February 2018 and approved by Axon shareholders in May, which ties significant increases in revenue and adjusted EBITDA to $1 billion increments in market cap.

“I’m thrilled at this unparalleled level of commitment and alignment. I believe it will be a game changer, adding rocket fuel to our mission to protect life,” says Axon CEO and founder, Rick Smith. “I would especially like to thank our larger shareholders for their thoughtful input into the plan design, yielding improvements such as the 3% annual dilution guardrail, which we included to ensure the incentives were aligned to drive outsize growth while keeping dilution at or below industry norms — even including the effects of the XSPP itself.”

“One of the biggest challenges in tech is attracting and retaining top talent,” says Hadi Partovi, chairman of the compensation committee for Axon's board of directors, and also CEO and founder of Code.org. “The new plan at Axon is unlike any I've seen at another tech company, because it gives employees the combined stability of working at a public company with the long-term reward profile of a startup.”

How it Works
Under the XSPP, all U.S. employees automatically receive a grant of 60 eXponential Stock Units (XSUs). Additionally, certain employees have elected to allocate a portion of their future on-target earnings to be granted in the form of additional XSUs. The number of XSUs an employee receives is based on a 3x risk multiplier, which is then further multiplied by the nine year length of the program. The total number of XSUs received by an employee is then divided evenly into 12 tranches that vest at the same market and performance criteria as the 2018 CEO Performance Award. If Axon hits its targets outlined in the plan, employees will receive rewards that are aligned with exceptional returns for shareholders. To learn more about the XSPP, please visit www.axon.com/xspp-faq.

Upcoming Shareholder Vote
Although the Axon board of directors has approved the Axon Enterprise, Inc. 2019 Stock Incentive Plan (the 2019 Plan) and the XSPP, the 2019 Plan and the XSU awards are subject to the approval of Axon’s shareholders at a special meeting of shareholders (the Special Meeting) to be held on February 12, 2019. Anyone who is a shareholder of record or beneficial owner of Axon shares as of the record date of December 27, 2018 will be entitled to vote their shares at the Special Meeting and the 2019 Plan will only become effective if a majority of the votes cast are in favor of the 2019 Plan. If shareholder approval is not obtained at the Special Meeting, all XSU awards will automatically terminate and be forfeited and employees will be returned their proportionate on-target earnings. Axon has posted on its website and filed with the SEC a proxy statement (https://investor.axon.com/financials/sec-filings) providing details of the 2019 Plan and the XSPP along with additional materials for Axon shareholders.

Additional Information and Where to Find It
Axon has filed with the Securities and Exchange Commission (the “SEC”) and furnished to its shareholders a definitive proxy statement and other related materials in connection with the 2019 Plan (the “Proxy Statement,”) which is to be voted upon at the “Special Meeting”. The Proxy Statement contains important information about the 2019 Plan and related matters. AXON'S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND RELATED MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT AXON WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AXON, THE SPECIAL MEETING, THE 2019 PLAN AND THE XSPP. Shareholders can obtain for free these documents and other documents filed by Axon with the SEC at www.sec.gov. In addition, shareholders can obtain for free these documents from Axon by contacting Axon’s Investor Relations department by email at ir@axon.com or by going to Axon’s Investor Relations website at investor.axon.com.

Participants in the Solicitation
The directors and executive officers of Axon may be deemed to be participants in the solicitation of proxies from shareholders of Axon in connection with the 2019 Plan. The following directors and executive officers of the Company are participants in the Company's solicitation: Michael Garnreiter, Director; Hadi Partovi, Director; Mark W. Kroll, Director; Dr. Richard Carmona, Director; Bret Taylor, Director; Matthew McBrady, Director; Julie Anne Cullivan, Director; Patrick W. Smith, Director and Chief Executive Officer; Luke S. Larson, President; Jawad Ahsan, Chief Financial Officer; and Josh M. Isner, Chief Revenue Officer. None of such participants owns in excess of 1% of the Company's common stock except for Mr. Smith. Mr. Smith beneficially owns 1.2% of the Company's outstanding common stock. Additional information regarding the interests of participants in the solicitation of proxies in respect of the Special Meeting is included in the Proxy Statement. We have engaged Innisfree M&A Incorporated to assist in the solicitation of proxies:
Innisfree M&A Incorporated
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Stockholders Call Toll Free: (888) 750-5834
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About Axon

Axon is a network of devices, apps and people that helps public safety personnel become smarter and safer. With a mission of protecting life, our technologies give customers the confidence, focus and time they need to keep their communities safe. Our products impact every aspect of a public safety officer's day-to-day experience.

We work hard for those who put themselves in harm's way for all of us. To date, there are more than 325,200 software seats booked on the Axon network around the world and more than 210,000 lives and countless dollars have been saved with the Axon network of devices, apps and people. Learn more at www.axon.com or by calling (800) 978-2737.

Facebook is a trademark of Facebook, Inc. Twitter is a trademark of Twitter, Inc.

Axon, the Delta Logo and Protect Life are trademarks of Axon Enterprise, Inc., some of which are registered in the U.S. and other countries. For more information, visit www.axon.com/legal. All rights reserved.

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Note to Investors

Please visit http://investor.axon.com, https://www.axon.com/press, www.twitter.com/axon_us and https://www.facebook.com/Axon.ProtectLife/ where Axon discloses information about the company, its financial information, and its business.